EXHIBIT 99.1

Contact Information:
Chris Hix
Director of Investor Relations
Roper Industries, Inc.
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

ROPER INDUSTRIES SECURES NEW AGREEMENT WITH GAZPROM

Duluth, Georgia, April 30, 2003 ... Roper Industries, Inc. (NYSE: ROP) announced today it has received a new agreement from Gazprom, the large Russian natural gas company, marking its eleventh consecutive year of supplying control systems and services to this customer. The initial order releases under this agreement are for $9.4 million, and Gazprom has indicated its intent to approve total order releases under this agreement of $36 million.

The Company expects to report fiscal second quarter net sales of $7 million to Gazprom, as compared with its earlier forecast of $14-$16 million. With the lower net sales to Gazprom in the second quarter, diluted earnings per share are now expected to be in the mid-forties cents per share range.

The Company commented that its non-Gazprom results are forecasted to be in line with previous expectations, with strengths in some businesses offsetting weaknesses in others.

Second Quarter Financial Results Conference Call Scheduled

The Company will release its results for the second quarter of fiscal 2003, ended April 30, after the market closes on Wednesday, May 28. A webcasted conference call to discuss these results has been scheduled for 10:00 AM EDT on Thursday, May 29. The webcast information is available at the Company’s website at www.roperind.com. To participate telephonically on the conference call, please call Roper Industries at +1 (770) 495-5100.

For additional information on Roper Industries, and to register to receive Company press releases via e-mail, visit the Company’s website.

Roper Industries is a diversified provider of engineered products and solutions for global niche markets.

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The information provided in this news release, in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended October 31, 2002, and in other press releases and public disclosures, contain forward looking statements within the meaning of the federal securities laws, including statements regarding our expected business outlook and strategies. These statements reflect management’s current beliefs, but are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include reductions in our business with Gazprom; unfavorable changes in foreign exchange rates; difficulties associated with exports, risks associated with our international operations, difficulty making acquisitions and successfully integrating acquired business, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets. Other important risk factors are discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and may be discussed in subsequent filings with the SEC. Readers should not place undue reliance on any forward looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update publicly any of them in light of new information or future events.